UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2006

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614)356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Cornely Employment Agreement

On February 7, 2006, the Board of Directors approved an employment agreement with William G. Cornely, the Company’s Senior Vice President of Finance and Chief Financial Officer (the “Agreement”). The Agreement is for a three year term, and will automatically extend for an additional one year period unless the Board of Directors has notified Mr. Cornely of its decision not to extend. Under the Agreement, Mr. Cornely’s initial base salary is $250,000, and may be increased during the term by the Compensation Committee of the Company’s Board of Directors. Mr. Cornely is also entitled to participate in the Company’s annual incentive compensation program and to participate in such other programs and receive such other benefits as the Company may provide from time to time to actively employed, similarly situated executives of the Company. For 2006, Mr. Cornely will receive a minimum bonus of $100,000. He will also receive a signing bonus of $25,000 by February 16, 2006.

In the event that the Company terminates Mr. Cornely’s employment without cause (as defined in the Agreement) or Mr. Cornely terminates his employment with the Company for good reason (as defined in the Agreement), Mr. Cornely will be entitled to receive: (1) twelve months of his base salary in effect on the date of termination, (2) a pro rata award under the Company’s incentive compensation program, with proration based on service completed during the calendar year for which the award is determined, and based on the award that would have been paid had Mr. Cornely’s employment not terminated, and (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Cornely on the date of termination for he and his family under the Company’s group health plan.

In addition, in the event that Mr. Cornely’s employment is terminated without cause or by Mr. Cornely for good reason within two years following a “change in control” of the Company, Mr. Cornely will be entitled to receive: (1) a single lump sum payment equivalent to two years’ annual base salary then in effect, (2) a pro rata award under the Company’s incentive compensation program, with proration based on service completed during the calendar year for which the award is determined, (3) a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Thomas on the date of termination for he and his family under the Company’s group health plan, and (4) reimbursement of expenses related to executive outplacement services. For purposes of the Agreement, a “change in control” will be deemed to have occurred upon the happening of any of the following events:

•	Douglas G. Borror and David S. Borror both cease to be members of the Company’s Board of Directors;

•	any direct or indirect acquisition by a person or group, directly or indirectly, of the Company’s securities representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that a “person” or “group” will not include:

•	the Company;

•	any entity under common control with the Company;

•	BRC Properties Inc. or any of its shareholders or members of the family of Donald A. Borror; or

•	any employee benefit plan of any entity described above;

•	the adoption or authorization by the Company’s shareholders of a definitive agreement for the merger or other business combination of the Company in which the Company’s shareholders will own less than 50 percent of the voting power in the surviving entity or for the sale or other disposition of all or substantially all of the Company’s assets; or

•	the adoption by the Company’s shareholders of a plan relating to the liquidation or dissolution of the Company.

The Agreement also includes a non-competition covenant effective for one year after Mr. Cornely’s termination.

The above description is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

Cornely Award of Restricted Shares

On February 7, 2006, the Board of Directors also approved equity incentive awards to officers of the Company (excluding any Borror family members), including Mr. Cornely, who was awarded 25,000 restricted shares. The restrictions on Mr. Cornely’s shares will lapse as follows:

•	for 50% of the total shares granted (12,500 shares), the restrictions will lapse as to one-fourth of these shares (3,125 shares) on each of the first, second, third, and fourth anniversaries of the date of grant; and

•	for 50% of the total shares granted (12,500 shares), the restrictions will lapse upon the Company’s achievement of $220 million in shareholders equity at the end of any fiscal quarter through and including December 31, 2009.

The terms of Mr. Cornely’s award are set forth in the Restricted Share Agreement attached hereto and incorporated by reference herein as Exhibit 10.2 The above description is qualified in its entirety by reference to the full text of the Restricted Share Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement with William G. Cornely.

10.2	Restricted Share Agreement with William G. Cornely.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President of Finance and Chief Financial Officer

Date: February 13, 2006